SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
[x]   Definitive Proxy Statement
[ ]   Definitive  Additional Materials
[ ]   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           Netsmart Technologies, Inc.
                (Name of Registrant as Specified In Its Charter)

                                      N.A.
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
            1) Title of each class of securities to which transaction applies:
            .............................................................
            2) Aggregate number of securities to which transaction applies:
            .............................................................
            3) Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            .............................................................
            4) Proposed maximum aggregate value of transaction:
            .............................................................
            5) Total fee paid:
            .............................................................

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
            1) Amount Previously Paid:  .................................
            2) Form, Schedule or Registration Statement No.:  ...........
            3) Filing Party:  ...........................................
            4) Date Filed:  .............................................

                           Netsmart Technologies, Inc.
                                146 Nassau Avenue
                              Islip, New York 11751

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                November 18, 1999

      NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Netsmart Technologies, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 146 Nassau Avenue, Islip, New York 11751 on Monday, November 18, 1999, at 9:30 A.M. local time, for the purpose of considering and acting upon the following matters:

      (1) The election of five (5) directors to serve until the 2000 Annual Meeting of Stockholders and until their successors shall be elected and qualified;

      (2)   The approval of an amendment to the 1998 Long-Term Incentive Plan;

      (3) The approval of Richard A. Eisner & Company, LLP as the Company's independent certified public accountants for the year ended December 31, 1999; and

      (4) The transaction of such other and further business as may properly come before the meeting.

      The board of directors of the Company has fixed the close of business on September 27, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. A list of stockholders eligible to vote at the annual meeting will be available for inspection during normal business hours for purposes germane to the meeting during the ten days prior to the meeting at the offices of the Company, 146 Nassau Avenue, Islip, New York 11751.

      The enclosed proxy statement contains information pertaining to the matters to be voted on at the annual meeting. A copy of the Company's Annual Report to Stockholders for 1998 is being mailed with this proxy statement.

                                           By order of the Board of Directors

                                           Anthony F. Grisanti
                                           Secretary
Islip, New York
September 30, 1999

THE MATTERS BEING VOTED ON AT THE ANNUAL MEETING ARE IMPORTANT TO THE COMPANY. IN ORDER THAT YOUR VOTE IS COUNTED AT THE ANNUAL MEETING, PLEASE EXECUTE, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING IF THE PROXY IS REVOKED IN THE MANNER SET FORTH IN THE PROXY STATEMENT.

                           NETSMART TECHNOLOGIES, INC.

                                 PROXY STATEMENT

                       1999 Annual Meeting of Stockholders

                               GENERAL INFORMATION
                               -------------------

      The accompanying proxy and this proxy statement are furnished in connection with the solicitation by the board of directors of Netsmart Technologies, Inc., a Delaware corporation, of proxies for use at our 1999 Annual Meeting of Stockholders to be held at our offices, 146 Nassau Avenue, Islip, New York 11751, on November 18, 1999 at 9:30 A.M. or at any adjournment thereof. This proxy statement and the related proxy and the 1998 Annual Report to Stockholders are being mailed to our stockholders on or about September 30, 1999.

      At the annual meeting,  stockholders will vote on (a) the election of five
(5) directors to serve until the 2000 Annual Meeting of Stockholders and until their successors shall be elected and qualified, (b) the approval of an amendment to the 1998 Long-Term Incentive Plan, (c) the approval of Richard A. Eisner & Company, LLP as our independent certified public accountants for the year ended December 31, 1999, and (d) the transaction of such other and further business as may properly come before the meeting. The board of directors does not know of any other matters which will be voted upon at the annual meeting.

      Stockholders are encouraged to review the detailed discussion presented in this proxy statement and either return the completed and executed proxy or attend the annual meeting.

Record Date; Outstanding Shares; Voting Rights and Proxies
----------------------------------------------------------

      Stockholders of record at the close of business on September 27, 1999, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. As of the close of business on the record date there were 2,976,380 shares of our common stock outstanding. The holders of our common stock are entitled to one vote for each share owned of record on the record date.

      The presence in person or by proxy of holders of a majority of the shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the annual meeting. If a stockholder files a proxy or attends the annual meeting, his or her shares are counted as being present at the annual meeting for purposes of determining whether there is a quorum, even if the stockholder abstains from voting on all matters. The vote required for the election of directors and approval of other proposals is set forth in the discussion of each proposal.

      Each stockholder is requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that his or her shares are voted at the annual meeting. The return of a signed proxy will not affect a stockholder's right to attend the annual meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by executing and returning a proxy bearing a later date, by giving a written notice of revocation to our secretary or by attending the annual meeting and voting in person. There is no required form for a proxy revocation. All properly executed proxies not revoked will be voted at the annual meeting in accordance with the instructions contained therein.

      If a proxy is signed and returned, but no specification is made with respect to any or all of the proposals listed therein, the shares represented by such proxy will be voted for all the proposals, including the Election of Directors. Abstentions and broker non-votes are not counted as votes "for" or "against" a proposal, but where the affirmative vote on the subject matter is required for approval, abstentions and broker non-votes are counted in determining the number of shares present or represented.

Cost of Solicitation
--------------------

      We will bear the costs of soliciting proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees, who will receive no compensation in addition to their regular salary, may solicit proxies by mail, telecopier, telephone or personal interview. We will request that brokers and other custodians, nominees and fiduciaries forward proxy material to the beneficial holders of the common stock held of record by such persons, where appropriate, and will, upon request, reimburse such persons for their reasonable out-of-pocket expenses incurred in connection therewith.


       BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY HOLDINGS OF MANAGEMENT
       ----------------------------------------------------------------------

      Set forth below is information as of August 31, 1999, as to each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock, each director, each officer named in the Summary Compensation Table and all officers and directors as a group.

                                                         Percent of Outstanding
                                                         ----------------------
Name and Address(1)                            Shares    Common Stock
----------------                               ------    ------------
SIS Capital Corp.                             201,875          6.8%
The Sagemark Companies Ltd.
700 Gemini Street; Suite 100
Houston, Texas 77058
James L. Conway                              151,582(2)        4.7%
John F. Phillips                             148,922(3)        4.9%
Edward D. Bright                             141,422(4)        4.7%
Gerald O. Koop                               102,823(5)        3.4%
Anthony F. Grisanti                           73,061(6)        2.4%
Joseph G. Sicinski                            22,000(7)         *
All directors and officers as a group (six   639,810(8)       20.0%
individuals)

----------
*     Less than 1%.

(1) Unless otherwise indicated, each person has the sole voting and sole investment power and direct beneficial ownership of the shares. Options granted pursuant to the amendment to the 1998 Long-Term Incentive Plan are not deemed outstanding on August 31, 1999, since such options are subject to stockholder approval of the amendment. See "Approval of the Amendment to the 1998 Long-Term Incentive Plan."

(2) Includes (a) 20,000 shares of common stock issuable upon exercise of options, (b) 53,333 shares of common stock issuable upon exercise of warrants that have exercise prices of $6.00 (18,333 shares) and $12.00 (35,000 shares), and (c) 23,916 shares of common stock issuable upon exercise of warrants held by Mr. Conway's wife that have exercise prices of $6.00 (9,666 shares) and $12.00 (14,250 shares). Mr. Conway disclaims beneficial interest in the securities owned by his wife. In addition, Mr. Conway was granted an option to purchase 50,000 shares of common stock pursuant to the amendment to the 1998 Long-Term Incentive Plan.

(3) Includes 39,000 shares of common stock issuable upon the exercise of options held by Mr. Philips. In addition, Mr. Phillips was granted an option to purchase 50,000 shares of common stock pursuant the amendment to the 1998 Long-Term Incentive Plan.

(4) Includes 17,500 shares of common stock issuable upon the exercise of options held by Mr. Bright. In addition, Mr. Bright was granted an option to purchase 50,000 shares of common stock pursuant the amendment to the 1998 Long-Term Incentive Plan.



(5) Includes 37,984 shares of common stock issuable upon the exercise of options held by Mr. Koop. In addition, Mr. Koop was granted an option to purchase 50,000 shares of common stock pursuant the amendment to the 1998
      Long-Term Incentive Plan.

(6) Includes 35,000 shares of common stock issuable upon the exercise of options held by Mr. Grisanti. In addition, Mr. Grisanti was granted an option to purchase 50,000 shares of common stock pursuant the amendment to the 1998 Long-Term Incentive Plan.

(7) Includes 10,000 shares of common stock issuable upon the exercise of options held by Mr. Sicinski. In addition, Mr. Sicinski was granted an option to purchase 10,000 shares of common stock pursuant the amendment to the 1998 Long-Term Incentive Plan.

(8)   Footnotes 2 through 7 are incorporated by reference.


                                ELECTION OF DIRECTORS
                                ---------------------

      Our directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. Our bylaws provide that the number of directors comprising the whole board shall be determined from time to time by the board of directors. The board of directors has established the size of the board for the ensuing year at five directors and is recommending that our five incumbent directors be re-elected. If any nominee becomes unavailable for any reason, a situation which is not anticipated, a substitute nominee may be proposed by the board of directors, and any shares represented by proxy will be voted for any substitute nominee, unless the Board reduces the number of directors.

      The board of directors is presently comprised of five individuals, Messrs.
James L. Conway, Edward D. Bright, John F. Phillips, Gerald O. Koop and Joseph
G. Sicinski, all of whom were elected at the 1998 Annual Meeting of Stockholders, for which proxies were solicited.

      The following table sets forth certain information concerning the nominees for director:


      Name              Age          Position with the Company               Director Since
      ----              ---          -------------------------               --------------

Edward D. Bright(1)     62     Chairman of the board and director                   1998
James L. Conway         51     President, chief executive officer and director      1996
John F. Phillips        60     President of Creative Socio-Medics Corp. and vice    1994
                               president of Netsmart
Gerald O. Koop          59     Chief executive officer of Creative Socio-Medics     1998
                               Corp. and director
Joseph G. Sicinski(1)   66     Director                                             1998

----------
(1)   Member of the audit and compensation committees.

      Mr. Edward D. Bright has been our chairman of the board and a director since April 1998. In April 1998, Mr. Bright was also elected as chairman, secretary, treasurer and a director of Consolidated Technology Group Ltd., a public company now known as The Sagemark Companies, Ltd., and chairman of the board and a director of Trans Global Services, Inc., which provides temporary technical staffing. From January 1996 until April 1998, Mr. Bright was an executive officer of or advisor to Creative Socio Medics Corp., our subsidiary which was acquired from Advanced Computer Techniques, Inc. in June 1994. From
June 1994 until January 1996, he was our chief executive officer.

      Mr. James L. Conway has been our  president  and a director  since January
1996 and chief executive officer since April 1998. From 1993 until April 1998, he was president of S-Tech, which, until April 1998, was a wholly-owned subsidiary of Consolidated Technology which manufactures specialty vending equipment for postal, telecommunication and other industries. From 1997 until April 1998, Mr. Conway was also president of other subsidiaries of Consolidated
Technology  engaged in  manufacturing.  Mr.  Conway is also a director  of Trans
Global.

                                       - 3 -

      Mr. John F. Phillips has been one of our directors and president of Creative Socio-Medics since June 1994, when Creative Socio-Medics was acquired, and our vice president -- marketing since 1996. He has also been our vice president since June 1994.

      Mr. Gerald O. Koop has been one of our directors since June 1998. He has held management positions with Creative Socio-Medics for more than the past five years, most recently as its chief executive officer, a position he has held since 1996.

      Mr. Joseph G. Sicinski has been one of our directors since June 1998. He is president and a director of the Trans Global, a position he held with Trans Global and its predecessor since September 1992. Since April 1998, he has also been chief executive officer of Trans Global.

      Directors are elected for a term of one year.

      None of our officers and directors are related.

      Our certificate of incorporation includes certain provisions, permitted under Delaware law, which provide that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for certain conduct prohibited by law. The Certificate of Incorporation also contains broad indemnification provisions. These provisions do not affect the liability of any director under Federal or applicable state securities laws.

Approval Required
-----------------

      Provided that a quorum is present at the annual meeting, the five directors receiving the most votes are elected as directors for a term of one year and until their successors are elected and qualified.

      The board of directors recommends a vote FOR the nominees listed above.
      ----------------------------------------------------------------------

Meetings, Committees of the Board of Directors and Directors Compensation
-------------------------------------------------------------------------

      In 1997, the board of directors created audit and compensation committees. The audit committee has the authority to approve our audited financial statements, to meet with our independent auditors, to review with the auditors and with management any management letter issued by the auditors and to generally exercise the power normally accorded an audit committee of a public corporation. In addition, any transactions between us or our subsidiaries, on the one hand, and any officer, director or principal stockholder or any affiliate of any officer, director or principal stockholder, on the other hand, requires the prior approval of the audit committee.

      The compensation committee serves as the stock option committee for our stock option plans and reviews and approves any changes in compensation for our executive officers.

      Excluding actions by unanimous written consent, during 1998 the board of directors held four meetings. During 1998, the compensation committee had two meetings and the audit committee did not have any meetings. None of the present members of the audit committee were directors at the time the financial statements for the year ended December 31, 1997 were prepared. All of the present directors attended at least 75% of the meetings of the Board and those committees of which he was a member.

      We pay each director who is not employed by us a monthly fee of $750, and we pay the chairman of the board a monthly fee of $1,500.


                               EXECUTIVE OFFICERS

      Set forth below are our executive officers and information concerning the one officer who is not also a director.

    Name                            Position
    ----                            --------
James L. Conway               President and chief executive officer
Anthony F. Grisanti           Chief financial officer, treasurer and secretary
John F. Phillips              President of Creative Socio-Medics and vice
                              president of Netsmart
Gerald O. Koop                Chief executive officer of Creative Socio-Medics

      Mr. Anthony F. Grisanti has been our treasurer since June 1994, secretary since February 1995 and chief financial officer since January 1996.

                               EXECUTIVE COMPENSATION

      Set forth below is information with respect to compensation paid or accrued by us for 1998, 1997 and 1996 to our chief executive officer and to each other officer whose salary and bonus for 1998 exceeded $100,000.

                             SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                                                            ---------
                                                                            Compensation
                                                                            ------------
                                               Annual Compensation          (Awards)
                                               -------------------          --------
                                                                            Options, SARs
Name and Principal Position          Year        Salary    Bonus(1)           (Number)(2)
---------------------------          ----        ------    --------         -------------
James L. Conway, chief               1998       $161,563   $60,000              90,000
executive officer (from April        1997        125,000       --               89,582
1998) and president                  1996         77,408       --                  --
Lewis S. Schiller, chief             1998            --        --                  --
executive officer (prior to April    1997            --        --                  --
1998)(3)                             1996            --        --                  --
Gerald O. Koop, chief                1998         92,700   126,305              80,000
executive officer of Creative        1997         90,000   158,094                 --
Socio-Medics Corp.                   1996         90,000   134,768               6,000
John F. Phillips, president of       1998        112,800    70,540              80,000
Creative Socio-Medics Corp.          1997        109,500    89,657                 --
                                     1996        100,000    33,906               9,000
Anthony F. Grisanti, chief           1998         91,240    67,717              80,000
financial officer                    1997         87,600    73,888                 --
                                     1996         80,000    23,500               5,000
----------
(1)   Includes  commissions  paid or accrued  during 1998.  In addition,  during
      1998,  Mr. Koop earned  commissions  of $192,284 and Mr.  Grisanti  earned commissions of $57,685.  These  commissions are based on contracts entered into during  1998 and will be  recognized  through  2000 as revenue on the contracts is recognized.

(2) Includes, for 1998, option grants which were made pursuant to an amendment to the 1998 Long Term Incentive Plan, as described in "Proposed Amendment to the 1998 Long-Term Incentive Plan." Such option grants are subject to stockholder approval of the amendment. Options which were repriced in 1998 are reflected in the year in which the options were initially granted.


                                      - 5 -

(3) Mr. Schiller resigned as an officer and director in April 1998. Mr. Schiller has received no compensation from us. During 1998, Consolidated Technology reported that Mr. Schiller's compensation for 1998 included salary of $138,000 and other annual compensation of $3.5 million, which represented $1.2 million paid to him and his designated family members for his ownership in one of Consolidated Technology's subsidiaries which was sold in 1998, $1.9 million for the purchase of his contract rights by Consolidated Technology and $350,000 for other payments due pursuant to a settlement agreement with Mr. Schiller. In 1997, Consolidated Technology paid Mr. Schiller $616,000 in salary and $358,000 in other annual compensation, which represented commissions paid to him on Consolidated Technology's investment activities. In 1996, Consolidated Technology paid Mr. Schiller salary of $286,000.

Employment Contracts, Compensation Agreements and Termination of Employment and
-------------------------------------------------------------------------------
Change in Control Arrangements
------------------------------

      During 1998, our officers received compensation at rates of $160,000 for Mr. Conway, $112,800 for Mr. Phillips, $92,700 for Mr. Koop and $91,240 for Mr. Grisanti. For 1998, Mr. Phillips was also entitled to a commission of 2% of all data center revenue. In addition, for 1998, we had a commission pool of up to 10% of sales from new contracts. Mr. Koop received 2.5% of the first $9 million of these new sales and 1% of these sales in excess of $9 million. Mr. Grisanti received .75% of the first $9 million of these new sales and .3% of these sales in excess of $9 million.

      In July 1998, we entered into five-year employment agreements with Messrs. James L. Conway, John F. Phillips, Gerald O. Koop and Anthony F. Grisanti. Pursuant to these agreements, these officers receive the following base salaries: Mr. Conway -- $160,000, Mr. Phillips -- $140,000, Mr. Koop --
$140,000, and Mr. Grisanti -- $120,000. The agreements provide for an annual cost of living adjustment. Except for Mr. Conway, whose compensation became effective July 1998, the salaries for the other officers became effective in January 1999. The agreements provide that the executives are eligible to participate in a bonus pool to be determined annually by the compensation committee. The agreements also provide each of these officers with a $1,000 per month automobile allowance. In the event of the officer's dismissal or resignation or a material change in his duties or in the event of a termination of employment by the executive or by us as a result of a change of control, the officer may receive severance payments of between 24 and 36 months' compensation. A month's compensation means the then current monthly salary plus one-twelfth of the bonus for the prior year. The agreement with Mr. Conway replaced an employment agreement dated August 1996. The agreements with Messrs. Phillips and Grisanti replaced employment agreements dated June 1994.

Option Exercises and Outstanding Options
----------------------------------------

      The following table sets forth information concerning the exercise of options during the year ended December 31, 1998 and the year-end value of options held by our officers named in the Summary Compensation Table. No stock appreciation rights ("SARs") have been granted.


 Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value
 -------------------------------------------------------------------------------

                                                        Number of
                                                        Securities
                                                        Underlying            Value of
                                                        Unexercised           Unexercised In-the-
                                                        Options(1) at Fiscal  Money Options at
                                                        Year End              Fiscal Year End(2)

                            Shares Acquired   Value     Exercisable/          Exercisable/
      Name                  Upon Exercise    Realized   Unexercisable         Unexercisable
      ----                  ---------------  --------   -------------         -------------
James L. Conway                   --             --      97,249/70,000(3)     $21,260/$99,410
Lewis S. Schiller                 --             --      55,555/--(4)           --/--
Gerald O. Koop                    --             --      22,984/65,000        $26,019/$94,095
John F. Phillips                  --             --      36,922/65,000        $49,586/$94,095
Anthony F. Grisanti               --             --      30,821/65,000        $40,359/$94,095

----------
(1)   The number of shares of common stock subject to options includes shares of common  stock  issuable  upon  exercise of  warrants.  Options  granted in
      November  1998  pursuant to an amendment to our 1998 stock option plan are unexercisable.  Such  options are subject to  stockholder  approval of the amendment.

(2) The determination of "in the money" options at December 31, 1998, is based on the closing price of the common stock on the Nasdaq SmallCap Market on December 31, 1998, which was $2.563.

(3)   Includes warrants to purchase 23,916 shares of common stock held by Mr.
      Conway's wife, as to which he disclaims beneficial ownership.

(4)   Does  not  include  warrants  held by DLB,  Inc.,  which  is  owned by Mr.
      Schiller's wife. Mr. Schiller disclaims beneficial ownership in DLB or in any securities owned by DLB. Warrants held by Mr. Schiller include warrants issued to him by us and warrants transferred to him by SIS
      Capital.

Option Repricings
-----------------

      On June 30, 1998, the compensation committee approved the repricing of stock options held by employees, including options held by Messrs. Gerald O.
Koop, John F. Phillips and Anthony F. Grisanti. Options to purchase an aggregate of 42,166 shares of common stock at $6.00 per share, which were granted in April
1996, were repriced at $1.50, which was the market price of our common stock on the date of the repricing. The grant of the new option and cancellation of the old option were based on our improving results notwithstanding the decline in the stock price. There were no repricings of options prior to 1998 during the period when we were a reporting company. Set forth below is information concerning the repricing of such options.

                               Option Repricing Table
                               ----------------------

                               Number of
                               Securities   Market Price
                               Underlying   of Stock at    Exercise Price
                               Options      Time of        at Time of          New        Length of Original Term
                               Repriced or  Repricing or   Repricing or        Exercise   Remaining at Date of
Name                  Date     Amended      Amendment      Amendment           Price      Repricing or Amendment
----                  ----     -------      ---------      ---------           -----      ----------------------
Gerald O. Koop        6/30/98   6,000        $1.50         $6.00               $1.50      Two years, nine months
John F. Phillips      6/30/98   9,000         1.50          6.00                1.50      Two years, nine months
Anthony F. Grisanti   6/30/98   5,000         1.50          6.00                1.50      Two years, nine months

                                      - 7 -

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

      In June 1998, we sold our smart card business to Granite Technologies, Inc., a corporation formed by the Messrs. Leonard M. Luttinger and Storm Morgan. In connection with the sale, Mr. Luttinger, who was our vice president and a director, and Mr. Morgan, who was a director, resigned from these positions. In consideration for the sale of the smart card business, Granite issued to us its $500,000 promissory note and an equity interest in Granite and agreed to pay certain royalties to us. Granite also granted us the right to sell its smart card and kiosk software and related products in the behavioral health field.

      We had a management services agreement with Consolidated Technology pursuant to which we paid Consolidated Technology $15,000 per month. This agreement was terminated in April 1998. During 1998, we paid Consolidated Technology $45,000 pursuant to this agreement.

      In connection with the April 1998 resignations of Mr. Lewis S. Schiller as chief executive officer and a director and Mr. E. Gerald Kay as a director, we exchanged general releases with such persons.

      In connection with our accounts receivable financing, Mr. Anthony F. Grisanti, our chief financial officer, issued his guaranty which is limited to the losses or liability resulting from certain irregularities by us in the submission of invoices for advances and the failure to pay over the proceeds from accounts to the lender. We know of no such irregularities. The advances under this facility were $1.6 million at December 31, 1998 and $947,000 at September 13, 1999. The maximum borrowings under the facility, subject to the borrowing formula, is $2.0 million.

      In March  1999,  we and  members of our  management,  together  with other
employees  and  non-affiliated   investors,   entered  into  an  agreement  with
Consolidated Technology, its subsidiary, SIS Capital Corp. and Mr.
Anthony Grisanti, as agent, pursuant to which:

* The purchasers bought an aggregate of 792,624 shares of our common stock from SIS Capital for $2.015 per share in April and June 1999.

* Consolidated Technology transferred to us shares of our preferred stock (including the right to receive dividends thereon) and warrants to purchase shares of our common stock, for which we issued 100,000 shares of common stock to Consolidated Technology in April 1999.

      The following officers and directors purchased the following number of shares of common stock from SIS Capital pursuant to this agreement:


Name                              Number of Shares          Purchase Price
----                              ----------------          --------------
John F. Phillips                            75,000                $151,118
Edward D. Bright                            62,500                 125,931
Gerald O. Koop                              44,600                  89,856
James L. Conway                             26,000                  52,387
Anthony F. Grisanti                         20,600                  41,507
Joseph G. Sicinski                          12,000                  24,173


                                 PERFORMANCE GRAPH
                                 -----------------

      The following graph, based on data provided by the Center for Research in Security Prices, shows changes in the value of $100 invested on August 14, 1996, when the trading in our common stock commenced following its initial public offering, of: (a) shares of our common stock; (b) the Nasdaq stock index (US companies); and (c) an SIC peer group consisting of Nasdaq listed companies in SIC code 7370 through 7379, which computer and data processing companies. The values of each investment at the end of each period are derived from compounded daily returns that include all dividends. Total stockholder returns from each investment can be calculated from the year-end investment values shown beneath the graph provided below.

                                    [GRAPH]



                                           8/14/96  12/31/96  12/31/97  12/31/98
                                           -------  --------  --------  --------
Netsmart Technologies, Inc.                 100.0      32.5       8.4       8.2
Nasdaq Stock Market (US companies)          100.0     113.6     139.4     196.2
Nasdaq computer and data processing stocks  100.0     112.1     137.8     245.9

      The index level for all indices was set at 100.0 on August 14, 1996, when trading in our common stock commenced.


         APPROVAL OF THE AMENDMENT TO THE 1998 LONG-TERM INCENTIVE PLAN
         --------------------------------------------------------------

      The board of directors believes that in order to attract and retain the services of executive and other key employees, it is necessary for us to have the ability and flexibility to provide a compensation package which compares favorably with those offered by other companies. Accordingly, in June 1998, the board of directors adopted, subject to stockholder approval, the 1998 Long-Term Incentive Plan, covering 280,000 shares of common stock. The 1998 Plan was approved by the stockholders in September 1998.

      In November 1998, the board of directors amended the 1998 Plan, subject to stockholder approval, as follows:

      * The number of shares of common stock subject to the 1998 Plan was increased by 500,000 shares, of common stock from 280,000 shares to 780,000 shares.

      * Each non-employee director, other than the chairman of the board, received a non-qualified stock option to purchase 10,000 shares of common stock.

      * The chairman of the board received a non-qualified stock option to purchase 50,000 of common stock.

      * The options granted to the non-employee directors, including the chairman of the board, have a term of five years and become fully exercisable six months after grant. Prior to the amendment, these options became exercisable as to 50% of the shares initially subject to the grant six months after the date of grant and became exercisable as to the remaining shares one year after grant.

      * The options granted to the non-employee directors and the chairman of the board do not terminate in the event that such persons cease to be a director as a result of death or disability.

      We have one other stock option plan, the 1993 Long-Incentive Plan, which was adopted by the board of directors and stockholders in July 1993. The 1993 Plan was amended in October 1993, April 1994, October 1994 and February 1996. The Plan does not have an expiration date. The 1993 Plan is authorized to grant options or other equity-based incentives for 170,333 shares of our common stock. As of June 30, 1999, 109,512 shares had been issued pursuant to the 1993 Plan, and 56,691 shares were subject to outstanding options. As of June 30, 1999, there were 4,031 shares available for grant under the 1993 Plan together with any shares subject to outstanding options which expire unexercised.

      Prior to the amendment to the 1998 Plan, we had granted options to purchase 280,000 shares of common stock, of which, as of June 30, 1999, options to purchase 37,500 shares had been exercised and options to purchase 242,500 shares were subject to outstanding options. In November 1998, when the 1998 Plan was amended, we granted options to purchase 500,000 shares of common stock, all of which remain outstanding. The options granted in November 1998, including the options to the non-employee directors and the chairman of the board, are subject to stockholder approval of the amendment to the 1998 Plan.

      The 1993 Plan and the 1998 Plan are administered by a committee of at least two non-employee directors appointed by the board. The compensation committee serves as the committee under the various stock option plans. The committee has broad discretion in determining the persons to whom stock options or other awards are to be granted and the terms and conditions of the award, including the type of award, the exercise price and term and restrictions and forfeiture conditions. If no committee is appointed, the functions of the committee shall be performed by the board of directors. The compensation committee consists of Messrs. Edward D. Bright and Joseph G. Sicinski.

      Set forth below is a summary of the 1998 Plan, as amended, but this summary is qualified in its entirety by reference to the full text of the 1998 Plan, as amended, a copy of which is included as Exhibit A to this proxy statement. The 1998 Plan, which expires in June 2008 unless terminated earlier by the board of directors, gives the board of directors broad authority to modify the 1998 Plan, and, in particular, to eliminate any provisions which are not required in order to meet the requirements of Rule 16b-3 of the Securities and Exchange Commission pursuant with the Securities Exchange Act of 1934, as amended.

      We may issue 780,000 shares of common stock pursuant to the 1998 Plan, as amended. If shares subject to an option under the 1998 Plan cease to be subject to such option, or if shares awarded under the 1998 Plan are forfeited or otherwise terminate without a payment being made to the participant in the form of stock, such shares will again be available for future issuance under the 1998 Plan. The 1998 Plan imposes no limit on the number of officers and other key employees to whom awards may be made.

      Awards under the 1998 Plan may be made to key employees, including officers and directors of us and our subsidiaries, and consultants and others who perform services for us and our subsidiaries, except that non-employee directors are not eligible for options under the 1998 Plan, except that the 1998 Plan, as amended, provides for specific option grants to the non-employee directors and chairman of the board. It also provides for the automatic grant to each non-employee directors, including the chairman of the board, of a non-qualified option to purchase 5,000 shares of common stock on April 1st of each year, commencing April 1, 1999. All options granted under the 1998 Plan have an exercise price which was equal to the fair market value on the date of grant. Messrs. Edward D. Bright, who is chairman of the board, and Joseph G. Sicinski are the directors who qualify as non-employee directors under the 1998 Plan as of the date of this proxy statement.

      Both the initial option grants and the annual automatic option grants to non-employee directors are non-qualified stock options and have a term of five years and become fully exercisable six months from the date of grant provided that the option holder is a director on such date, except that they become immediately exercisable if a change of control, as defined in the 1998 Plan, should occur. The 1998 Plan also provides certain cashout rights in the event of a change of control.

      The Committee has the authority to grant the following types of awards under the 1998 Plan: incentive or non-qualified stock options; stock appreciation rights; restricted stock; deferred stock; stock purchase rights and/or other stock-based awards. The 1998 Plan is designed to provide us with broad discretion to grant incentive stock-based rights.


      Tax consequences of awards provided under the 1998 Plan are dependent upon the type of award granted. The grant of an incentive or non-qualified stock options does not result in any taxable income to the recipient or deduction to us. Upon exercise of a non-qualified stock option, the recipient recognizes income in the amount by which the fair market value on the date of exercise exceeds the exercise price of the option, and we receive a corresponding tax deduction. In the case of an incentive stock option, no income is recognized to the employee, and no deduction is available to us, if the stock issued upon exercise of the option is not transferred within two years from the date of grant or one year from the date of exercise, whichever occurs later. However, the exercise of an incentive stock option may result in additional taxes through the application of the alternative minimum tax. In the event of a sale or other disqualifying transfer of stock issued upon exercise of an incentive stock option, the employee realizes income, and we receive a tax deduction, equal to the amount by which the lesser of the fair market value at the date of exercise or the proceeds from the sale exceeds the exercise price. The issuance of stock pursuant to a stock grant results in taxable income to the recipient at the date the rights to the stock become nonforfeitable, and we receive a deduction in such amount. However, if the recipient of the award makes an election in accordance with the Internal Revenue Code of 1986, as amended, the amount of his or her income is based on the fair market value on the date of grant rather than the fair market value on the date the rights become nonforfeitable. When compensation is to be recognized by the employee, appropriate arrangements may be required to be made with respect to the payment of withholding tax.

Option Grants
-------------

      The following table sets forth information concerning options granted during the year ended December 31, 1998 pursuant to our long-term incentive plans. No SARs were granted.

                    Option Grants in Year Ended December 31, 1998
                    ---------------------------------------------

                                         % of Total                           Potential Realizable
                                         Options                              Value at Assumed
                                         Granted to                           Annual Rates of Stock
                       Number of Shares  Employees     Exercise               Price Appreciation
                       Underlying        in Fiscal     Price Per  Expiration
      Name             Options Granted     Year        Share        Date      5%($)      10%($)
      ----             ---------------   ---------     ---------  ----------  -----      ------

James L. Conway             40,000          5.2%       $1.50       6/29/03    $16,400    $36,800
                            50,000(1)       6.5%        1.00       11/2/03     14,000     30,500
Lewis S. Schiller              --             0%         --           --          --         --
Gerald O. Koop              30,000(2)       3.9%        1.50       6/29/03     12,420     27,480
                            50,000(1)       6.5%        1.00       11/2/03     14,000     30,500
John F. Phillips            30,000(2)       3.9%        1.50       6/29/03     12,420     27,480
                            50,000(1)       6.5%        1.00       11/2/03     14,000     30,500
Anthony F. Grisanti         30,000(2)       3.9%        1.50       6/29/03     12,420     27,480
                            50,000(1)       6.5%        1.00       11/2/03     14,000     30,500
----------
(1)   These options were granted pursuant to the amendment to the 1998 Plan.

(2)   These option grants do not include options which were repriced.  Those options are set forth in the Option
      Repricing Table.

      The following table sets forth information concerning options granted pursuant to the amendment to the 1998 Plan as of August 31, 1999. No SARs were granted.

                                       - 11 -

                 Amendment to the 1998 Long-Term Incentive Plan
                 ----------------------------------------------

                                           Number of Shares       Exercise Price
      Name and Position                Underlying Options Granted   Per Share
      -----------------                -------------------------- --------------


James L. Conway president and chief              50,000              $1.00
 executive officer
John F. Phillips, vice president-marketing       50,000               1.00
Anthony F. Grisanti, chief financial officer     50,000               1.00
Gerald O. Koop                                   50,000               1.00
Edward D. Bright                                 50,000               1.00
Joseph G. Sicinski                               10,000               1.00
All current executive officers                  250,000               1.00
All other employees                             230,000               1.00

      All of the foregoing options, other than the options granted to the non-employee directors, including the chairman of the board, become exercisable as to 50% of the shares of common stock subject to the option six months from the date of grant and as to the remaining shares of common stock twelve months from the date of grant.


Vote Required
-------------

      The proposal to approve the amendment to the 1998 Plan requires the approval of a majority of the shares of common stock present and voting, provided that a quorum is present.

      The board of directors recommends a vote FOR the proposal.

                          SELECTION OF INDEPENDENT AUDITORS
                          ---------------------------------

      It is proposed that the stockholders approve the selection of Richard A. Eisner & Company, LLP as our independent public accountant for the year ending December 31, 1999. The board of directors has approved the selection of Richard
A. Eisner & Company, LLP as our independent public accountants. However, in the event approval of the proposal is not obtained, the selection of the independent auditors will be reconsidered by the board of directors.

      Richard A. Eisner & Company, LLP was our independent certified public accountants for the year ended December 31, 1998, and its report is included in the annual report. At no time since their engagement have they had any direct or indirect financial interest in or any connection with us or any of our subsidiaries other than as independent accountants.

      Representatives of Richard A. Eisner & Company, LLP are not expected to be present at the annual meeting, but will be available by telephone to answer any questions raised by stockholders at the meeting.

      Our financial statements for the year ended December 31, 1997, which are included in the annual report, were audited by Moore Stephens, P.C., whose report on such financial statements did not include any qualification, disclaimer, modification or explanatory paragraph. There were no disagreements with Moore Stephens, P.C. during the year ended December 31, 1997 or during the period subsequent to December 31, 1997 on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The decision to dismiss Moore Stephens, P.C. and engage Richard A. Eisner & Company, LLP was made by our board of directors on June 30, 1998.

Vote Required
-------------

      The proposal to approve the selection of Richard A. Eisner & Company, LLP as our independent accountant requires the approval of a majority of the shares of common stock present and voting, provided that a quorum is present.

      The board of directors recommends a vote FOR the proposal.

                             INCORPORATION BY REFERENCE
                             --------------------------

      We incorporate into this proxy statement the audited financial statements for the years ended December 31, 1998 and 1997 together with the related Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in the annual report, and unaudited financial statements for the six months ended June 30, 1999, together with the related Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in our Form 10-Q for the six months ended June 30, 1999. A copy of the annual report is being mailed to stockholders of record on the record date concurrently with the mailing of this proxy statement. Additional copies of the annual report and copies of the Form 10-Q will be provided by us without charge upon request. Requests for copies of the annual report or Form 10-Q should be made as provided under "Other Matters."

                                  OTHER MATTERS
                                  -------------

      Any proposal which a stockholder wishes to present at the 2000 Annual Meeting of Stockholders must be received by us at our executive offices at 146 Nassau Avenue, Islip, New York 11751, not later than March 31, 2000.

      Copies of our Form 10-K for the year ended December 31, 1998 and Form 10-Q for the six months ended June 30, 1999, without exhibits, may be obtained without charge by writing to Mr. Anthony F. Grisanti, Chief Financial Officer, Netsmart Technologies, Inc., 146 Nassau Avenue, Islip, New York 11751. Exhibits will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents our reasonable cost on furnishing such exhibits.

      The board of directors does not know of any other matters to be brought before the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on such matters.

                                             By Order of the Board of Directors

                                              James L. Conway
                                              President
September 30, 1999

                                     - 13 -